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                                    EXHIBIT M
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              List of Parties to the Registration Rights Agreement
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Leonard A. Lauder, (a) individually, (b) as Trustee of The 1995 Estee Lauder LAL
Trust, and (c) as trustee of the LAL Trust

Ronald S. Lauder, (a) individually, (b) as Trustee of The Descendents of Ronald
S. Lauder 1966 Trust, and (c) as Trustee of The 1995 Estee Lauder RSL Trust

William P. Lauder

Gary M. Lauder

Aerin Lauder Zinterhofer

Jane Lauder

LAL Family Partners L.P.

Lauder & Sons L.P.

Joel S. Ehrenkranz, (a) as Trustee of The 1995 Estee Lauder LAL Trust and (b) as Trustee of the LAL Trust

Richard D. Parsons, (a) as Trustee of the Trust f/b/o Aerin Lauder and Jane Lauder u/a/d December 15, 1976, created by Estee Lauder and Joseph H. Lauder, as Grantors, (b) as Trustee of the Trust f/b/o Aerin Lauder and Jane Lauder u/a/d December 15, 1976, created by Ronald S. Lauder, as Grantor, (c) as Trustee of The 1995 Estee Lauder RSL Trust and (d) as Trustee of the Aerin Lauder Zinterhofer 2000 Revocable Trust u/a/d April 24, 2000, Aerin Lauder Zinterhofer, as Grantor

Ronald Weintraub, as Trustee of The Estee Lauder 1994 Trust

Ira T. Wender, (a) as Trustee of The 1995 Estee Lauder LAL Trust and (b) as Trustee of The 1995 Estee Lauder RSL Trust

The Estee Lauder Companies Inc.

JP Morgan Chase Bank, in its capacity as pledgee of Ronald
S. Lauder and as an EL Trust Pledgee


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